EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Directors and Stockholders

The Community Financial Corporation

We consent to the incorporation by reference in the registration statements on Forms S-3 (Nos. 333-199455 and 333-223345) on Forms S-8 (Nos. 33-97174, 333-79237, 333-70800, 333-125103, and 333-204200) of The Community Financial Corporation of our reports dated March 12, 2018, with respect to the consolidated financial statements of The Community Financial Corporation, and the effectiveness of internal control over financial reporting, which reports appear in The Community Financial Corporation’s 2017 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland
March 12, 2018